EXHIBIT 2.5

THE BELOW CERTIFICATE OF AMENDMENT HAS BEEN SUBMITTED
TO THE DELAWARE SECRETARY OF STATE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NEW GENERATION CONSUMER GROUP INC.

New Generation Consumer Group Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST:

That, at a meeting of the Board of Directors of the Company, the following resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, and that such amendment was approved by holders of the majority of voting power of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV of the Certificate of Incorporation of the Company be and it hereby is amended to increase the number of authorized shares of common stock of the Company to Eleven Billion (11,000,000,000) shares with a par value of $.001 per share.

SECOND:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Company on this 16th day of May, 2025.

NEW GENERATION CONSUMER GROUP INC.

By:	/s/ Jacob DiMartino
Jacob DiMartino
Chief Executive Officer